EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q2 2018 Earnings Conference Call August 9, 2018 4:30 PM ET

Executives

Philip Carlson – Investor Relations

Derek Peterson – Chairman and Chief Executive Officer

Mike James – Chief Financial Officer

Analysts

Philip Carlson

Good afternoon and welcome to Terra Tech’s Fiscal Second Quarter 2018 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech’s management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factors section of the SEC filings. Any forward-looking statements should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech’s Chairman and Chief Executive Officer and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand the call over to Derek. Derek, please go ahead.

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Derek Peterson

Hey Phil, thank you very much for the introduction, I appreciate it and welcome everybody and thank you for joining us today on our 2018 Q2 reports.

Today on the call with me, I have Mike James, our CFO, a little bit later on the call, he’s going to do a little bit of a deeper dive on the financial results. Right now, I kind of want to basically use this time to discuss the operational progress we’ve made so far this year.

So, Q2 2018 recap, I know the press release just came out, the EDGAR filing just came out. During the second quarter of fiscal 2018, we’ve focused on primarily obviously top-line growth and revenue, but investing and build out an infrastructure to support our longer-term growth strategy. Sales were mainly driven by strong performance at our Nevada dispensaries as well as sales for our Blüm, Santa Ana dispensary in Southern California. That’s the one we acquired back in September of 2017. Both of our California, Nevada retail dispensaries, continue to ramp sales to the adult-use markets.

A quick summary of the sales results, $8.7 million in top-line revenue for Q2. This was an 11% increase compared to the same quarter of the prior year and also as you read through you’ll see as promised prior, we’ve been focusing extensively on gross margin expansion. So, we’ve seen gross margin improvement over the same quarter in the prior year, but also over the same quarter – obviously, over the quarter – the prior quarter that we reported in Q1.

So in today’s call, I want to talk mainly about our investments and building out our infrastructure. We’ve made a meaningful progress since our last quarterly call, and as a reminder, we’re building a vertically-integrated seed-to-sale cannabis business that dominates key candidates markets within the U.S., focused primarily on California, Nevada and also in New Jersey. We’ve got our organic and locally grown produce, as you know back in New Jersey and we’re trying to leverage that asset, net infrastructure to go for the new New Jersey permits that are coming up here in a very short timeframe.

What I normally like to do, because we have a lot of new shareholders that join the company pretty frequently. I want to go over a geographical footprint of what our current infrastructure is, I want to talk a little bit about some of the work in progress permits that we have. I obviously want to talk about some of our strategic things that we have going on and some of our plans for the upcoming 12 to 18 months on a go-forward basis. So, why don’t we start kind of geographically in California, we’ll jump over to Nevada, I’ll finish off with New Jersey from there.

So starting in Northern California working south, as many of you know, we have a retail dispensary in downtown Oakland and that was our first acquisition that was the first vertically integrated publicly traded cannabis company in the country that was actually touching the plan. That retail facility is doing very well for us, a lot of activity out there, we see 800 to 1000 patients a day. So that was a very accretive transaction for the company. Also we have an onsite cultivation up there, it’s about 130, 140 life, it’s not a giant infrastructure, we tore that one down several months ago to recondition it for the new regulations that California implemented. We had to make sure everything was up to code in there.

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And so we’ve done a rehab on that, we’ll be lighting that infrastructure back up in the next couple of months, and we’re basically using that footprint to just grow a handful of unique proprietary strains that we think that they’ll really enjoy up in the Bay Area that will service that retail footprint. In addition to that, migrating a little bit south of their San Leandro, which is about 45 minutes, 30 minutes south of Oakland. They’ve issued three permits; there are no dispensaries have opened there. Our anticipation was we’re closing out construction. We’re working with the city. We hope to get our final permits signed off on.

I don’t want to give an exact timeframe, because so much that is in the hands of the government in terms of when they passed off on the final sign-offs on the property in the use, but everything is tracking really well for us there, and we think we’ll be open in the beginning part of Q4 and we think will be the first dispensary open in San Leandro, even though others got a head start on us in the permitting process there.

So we’re really excited about that location, it’s right off on the freeway, very convenient parking, it’s a good location, it’s located proximate to a little Mexican restaurant for those in the Bay Area and they were lumping out it very well. it’s been there forever and it’s very high traffic. So, we’re going to be able to work out their traffic flow, do some partnerships and that type of thing to attract consumer base to that location as we’d ramp up into our grand opening. I put out some estimates before; I think that’s going to be a healthy location for us to drive top-line revenue in margin expansion for us for the company as a whole.

Coming south for – in addition in San Leandro, we also have an extraction lab that will be opening up, that will likely – for the Q1 of next year, that will be an additional Northern California footprint to increase our extraction footprint for the company for the production of a handful of extra concentrate lines and beverage lines, and some edible lines that we’re going to be pushing out into the wholesale market in California as well. Migrating south from there and Santa Ana as you know, we’ve acquired – we acquired a retail dispensary. We then took that retail dispensary and leverage that relationship in that permit for a first mover advantage in this last round of permitting that we just had.

So for those of you that aren’t aware, we applied for three additional retail facilities, two that were wholly owned and there was the third one, which was a group that was going for a retail permit in the area, but they’ve lacked a history of operation in the industry, which was something that they gave additional points for. So, we partnered up to them with very little consideration out of our pocket, got 25% of the permit. We also won that permit. So, we had a clean suite in the Santa Ana marketplace. So, now we actually have ownership of three wholly owned retail permits and one 25% interest in additional permits in the Santa Ana marketplace.

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In addition to that as you know, we purchased two buildings in the Santa Ana market, one of them on Dyer Road and one of them are Carnegie servicing, two entirely different demographics in the Santa Ana marketplace. Those facilities will also be permitted up for cultivation extraction as well as distribution. Those three additional permits of each one of those locations will not be merit based, they’re going to be giving those out by zoning, in those properties that we secure need the zoning parameters in the city and as long as we pass the background checks, which we obviously do for retail, we’ll be able to pay for up each one of those facilities with a full suite of permits being distribution, cultivation, extraction and we already have the retail.

So, tremendous amount of value and having that vertical integration at one location for those two separate spots. The partnership permit that we secured for the 25%, that’s strictly retail, as far as that’s concerned. So, we really parlay that acquisition into tremendous success from a permitting standpoint and great expansion throughout the Santa Ana marketplace. One of the reasons we went so aggressive in Santa Ana is because all the surrounding cities: Irvine, Laguna Beach, Newport Beach, you name it, there are so many of them that aren’t permeating retail dispensaries or any candidate business in and of themselves, and they might not do it for probably a couple – few years, it’s a huge opportunity for us to build out significant Southern California presence in service those extra demographics to the delivery model and that type of things.

So, Santa Ana for those of you that don’t know is really conveniently located, what they call like the Orange crush area, which is essentially where the 405 Freeway 57, 55 in the five Freeway, all essentially intersect. So, you can’t really get to the beach, you can’t really get to anywhere in Southern California without at least crossing by a border of Santa Ana, which is what makes those permits and real estate so valuable for us. So, we’re going to begin that building out, the Dyer property, we’re building out is a large scale commercial complex, it’s a 45,000 square foot building on three acres.

We’re doing a couple things. We’re expanding that footprint up to a little bit over 50,000 square feet for the extra permit, and we’re going to be again, developing a vertically integrated facility at that location. but at the same time, we’re going to be using that three-acre parcel for an event center. One of the things the industry lacks in general is the ability to host events in the broad community. So, we’re talking utilization of this property for summer concert series, drive in, movie nights, cannabis festivals, farmers’ markets, you name it. We’re going to be working heavily towards developing this property to become a destination area, which again is the differentiation for that location versus the competition. That’s in the local area.

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The Carnegie location, we’re in a kind of internal debate that we need that redundancy or do we want to leverage that and put that back out in the market and sell that to somebody, and monetize it significantly to bring in the capital of the company. So, I’m going to talk a little bit towards the end of this call about some strategy things that we’re putting in place that will allow the company to raise additional capital to build out their – our portfolio without having to go back to the capital markets, because everybody’s concerned ourselves included about ongoing dilution and we might have some ways to creatively maneuver around that using our core competencies.

So that’s Santa Ana, we’re going to have a giant Southern California presence down here. We’re pretty excited about that opportunity. In addition to that we submitted an application into West Hollywood, we don’t have a definitive timeline of when that will be notified, we apply for a retail dispensary as well as a social lounge for cannabis consumption.

Our anticipation is that we find out likely some time in the next 30 to 60 days, but we’re going to keep close watch on that, it was a very competitive environment. We’ll obviously be thrilled if we’re able to get a footprint up in the West Hollywood area. We think that will be a very accretive asset for the company. if not obviously, we’re doing a shotgun approach to organic permitting. As I said on the last call, we’ve backed off a little bit from the M&A strategy, because the valuations are getting a little bit off the charts and went back to the organic permitting model just because to acquire an organic permit you’re talking a few hundred thousand dollars of time, effort, energy and capital versus spending millions of dollars in the associated dilution that goes along with that triple tier something to the M&A process.

So far, we’ve had tremendous success for permitting in general, for those of you that don’t know, we’ve won a 100% of the permits that we’ve gone through in every jurisdiction. So, that’s a tremendous track record. We’re thrilled with that and we want to leverage that core competency in the future for other opportunities.

Let’s jump over to Nevada. We have four retail dispensaries in Nevada. We have one up in Reno and three around Las Vegas. We have a 30,000 square foot cultivation facility up in Reno marketplace that we have in joint venture with NuLeaf, which is another retail and wholesale chain up in the Nevada marketplace, we have a great relationship. The beauty of this for those of you that weren’t part of the company or as a shareholder back in the day, it was a tremendous leveraging point for us, where we were able to basically push aside our organic build, and do an investment with these guys and get a bigger footprint for less capital than we would have spent building our organic greenfield build, and then we got speed to market obviously, because they were way ahead of the curve.

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So, the relationship worked out great. We hope and anticipate opening up the extraction facility that we did in combination with the 30,000 square foot cultivation in the next couple of months, waiting on final permitting and final construction on that as well. and then obviously that will be the catalyst to introduce the idea to expand in some other wholesale brands into the Nevada marketplace. The beauty of the relationship with the NuLeaf team is they have two wonderfully successful retail locations, one in Las Vegas, and one up in Taho that we’re able to leverage for the pushing of our wholesale product to their shelf space as well. So, it’s a great partnership that we’re delighted now and it’s been working out very well for us.

For those of you that didn’t see, we entered a contract to sell our western location for about a $6.25 million, and I want to give the narrative behind that. When you open up retail shops, I don’t care if there are pizza shops, donut shops, sandwich shops, candidate shops, you have great performers, you have poor performers. You have the same mix of products, the same SOPs, the same sales strategies, but it’s location, location, location, that particular street is a bit challenging to get to in and of itself. but in addition to that, we had a tremendous amount of competition that’s opened up on that street.

So, sales aren’t where we want them to be and we have about $1.4 million of CapEx into that facility. So, we’ve figured what a great opportunity. We’ve got another round of permitting opening up right now in the Nevada marketplace. So, we’re able to go after additional retail permits, which we are and based upon our track record and our success last time, we feel extremely confident, we’re going to be able to secure additional retail permits and multiple markets throughout Nevada to replace this one. So for us, it was a great opportunity to capitalize on those extreme valuations that are taking place, bring a tremendous amount of non-dilutive capital of the company that we can use to build out of the projects without having to go back to the capital markets.

So, leveraging a core competency to create capital to build out other more accretive opportunities for the company. So, that’s a primary focus and I’m going to dig a little bit deeper into that a little bit later on into the call. So that was the narrative behind in that transaction, we think we’ll be able to replace that with a better location in the next round of permitting, which is opening up – on September 1. So, we’re pretty excited to have an answer back on that I don’t know. 60 days or so, they’re pretty efficient when they’re going to that process like they were last time. So, we’ll keep everybody posted on the permitting progress throughout the Nevada marketplace, the West Hollywood marketplaces and all the other jurisdictions that we’re going after.

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In addition to that, let’s jump over to New Jersey. As you know, we run a five-acre greenhouse factor that we grow produce, that produce is under the Edible Garden banner, where we sell that produce through ShopRite, D'Agostino's, Fairway, Stop & Shop, Walmart, those types of major retail footprints. And we’re excited about the growth of that. We’ve been building out a larger scale pack – house pack there to accommodate some additional line segments that we want to introduce into that retail footprint.

We’ve had no business interruption back there and a matter of fact; we’ve seen an uptick in business, back there since we’ve had the separation with the San Breed family. So, I know that’s probably a question on some people’s mind. So, steady as she goes as far as the Edible Garden brand, and again, we’re now at that point, we’re going to leverage that infrastructure that long-term reputation that we have in the state just hopefully secure a permit in the New Jersey marketplace and one of the vertically-integrated permits that they’re opening up right now.

So, that permitting process opened up in August 1, we anticipate and they telegraphed that they’ll announce the winner on November 1. Our CFO Mike James, this morning was in a mandatory meeting in Trenton, New Jersey, that mandatory meeting had well over a 1000 people out. So, it’s going to be a pretty competitive environment, but not something we’re certainly unused to.

So, we are going to essentially be going for a vertically-integrated permit there, which will cover extraction cultivation and a retail footprint. We’re trying to secure property right now. more importantly than that, you have to put together significant team, local ownership, people that have type in the medical industry, that type of thing. So, we spend a lot of our energy putting together a framework that we think we’ll ultimately result in a competitive application for the company. So, we’ll keep you posted on the progress as we go through the New Jersey applications as well. But again, this reiterates what I said last quarter, we’re really migrating right now away from M&A, because of the high valuations and we don’t want the dilution associated with that. Going back to our core competency of organic permitting, where we have 100% success record, shown again in Santa Ana, where we have a 100% clean sweep through every permit that we went for and we want to reiterate that multiple marketplaces that we’re interested in working in.

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So, I want to finish with the strategic investment ideology that we kind of developed as a board. So, one of the things that I think has been frustrating for everybody, ourselves included, because again, we’ve converted all of our preferred shares to common shares, the entire corporate team is on the same level playing field with our shareholder base, the people that are on the call listening any blabber today.

That being said, we want to make sure that we take the most accretive direction with the company’s footprint and returns, the best return for our shareholders at the end of day ourselves included. So, one of the things that we’ve made kind of a bit of a business objective is there’s a two-pronged approach to the utilization of our capital and resources.

We’re looking at strategic investments outside the company. There’s a lot of go public events. There’s a lot of opportunities with these other companies that are called by competitors to us that are getting these extreme valuations up in the Canada. So, we are constantly looking to potentially deploy some capital and some accretive opportunities, where we could turn $1 to something far greater than $1, use that increase to again, fund our own organic growth, maybe even some M&A and our infrastructure CapEx and OpEx.

So, that’s one of the things that we are going to attempt to do is to leverage our resources that the access to deal flow that we have being a leader in the space. The fact that we were a bit of a pioneer in the first publicly traded company in the space and have done a tremendous amount of the heavy lifting. We’ve got I think a broad respect out there for the industry at large and we’re going to utilize that position in the marketplace to better leverage ourselves and utilize those resources to again, get a better return on our capital to create non-dilutive capital for the building of our business rather than having to constantly go back to the capital markets.

In addition to that, because we have such great success in the permitting process, what our focus is now is to go for additional permits and markets that we’re already going after permits for. So, our intention is to secure three permits and let’s say, Nevada. We’re going to go for four, and hopefully, we’ll take that four for – that four is for successful, and we’ll flip that and sell that out to somebody else, utilize that capital to again further our business objectives and organic growth.

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So, if you think about it, somebody is going to get that permit any ways. They’re going to compete against us any ways. If we have oversaturation in the marketplace with our Blüm retail brand, there is no sense in opening up an additional location to cannibalize our own footprint. So, let’s use our core competency to go after additional suites of permits and raise additional millions of dollars for the utilization of building out our other organic footprint. And that’s one of the things we’re thinking about doing at the Carnegie building and Santa Ana that we’ve purchased for $7.5 billion. We’ve got a $10.9 million offer on that property right now.

So again, we are – we’re going to start floating some of these opportunities out there for redundant permits and utilize those gains in that cash flow to build up our own infrastructure, again, without having a return back to the capital markets for everybody. And that will hopefully really put a dent in the amount of times we need to go back and issue shares to raise capital and/or increase the bandwidth of opportunities that were allowed to go after.

So, that’s a key focus of the companies right now. You’ll start to probably see some activity over the next 60 days around this. Again, we want to leverage that core competency that we have from a permitting standpoint, a success record that we had to bring in non-dilutive capital for the company to manage and maintain our growth objectives.

So with that, let me take this time – we’re going to – I always love the question-and-answer period. I want to leave some time available at the end of the call for that. I’m going to turn the call over to Mike James, our Chief Financial Officer to do a deeper dive into financial results for Q2 2018.

Mike James

Thank you, Derek. Good afternoon everyone. I will now provide you with a summary of our second quarter 2018 results. For the more detailed results, please refer to the press release we issued earlier today, which is posted on our website along with the Form 10-Q filed with the Securities and Exchange Commission. In addition, please note that while we compile our financials on the U.S. GAAP including non-operating expenses.

For the three months ended June 30, 2018, we generated revenues of $8.72 million, compared to $7.84 for the three months ended June 30, 2017, an increase of $880,000 or 11.2%. The increase was primarily due to $2.43 million, higher revenues generated from the Nevada MediFarm dispensaries primarily due to the implementation of adult use sales in July 2017. $450,000 in revenues generated by MediFarm So Cal which started operations in September 2017.

A $930,000 revenue decrease in IVXX revenues as we are in the process to be locating the IVXX production facilities to an upgraded facility that will allow for an increase in production and achieve greater distribution throughout California. Project completion is estimated to be in the fourth quarter of 2018 and an $820,000 decrease in Black Oak Gallery revenues resulting from higher California state excise tax rates affected January 1, 2018, which negatively impacted demand and a $210,000 decrease in revenues from Edible Garden.

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Our gross profits for the three months ended June 30, 2018 was $2.21 million compared to a gross profit of $1.51 million for the three months ended June 30, 2017, an increase of approximately $700,000. A gross profit margin percentage for the three months ended June 30, 2018 was $25.3 million, compared to $19.2 million for the three months ended June 30, 2017.

The increase was primarily attributable to the cannabis segment as we reported higher revenues related to our fixed overhead costs.

Selling, general and administrative expenses for three months ended June 30, 2018 were $8 million, compared to $6.03 million for the three months ended June 30, 2017, an increase of $1.97 million or 32.7%.

The increase was primarily due to a $930,000 increase in salaries and related payroll taxes due to new hires in the compliance department and overall headcount increases, a $590,000 increase in stock compensation related to employees bonuses and a $350,000 increase in other professional fees related to outside consultants implementing new accounting systems.

We realized an operating loss of $5.79 million for the three months ended June 30, 2018, compared to an operating loss of $4.52 million for the three months ended June 30, 2017, an increase of approximately $1.27 million or 28.1%. We incurred a net loss of $11.43 million or $0.17 per share for the three months ended June 30, 2018, compared to a net loss of $450,000 or $0.01 for the three months ended June 30, 2017.

Management will continue its efforts to lowering operating expenses and increased revenue. We continue to invest in further expanding our operations and a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting our name in our products. Given the fact that most of the operating expenses are fixed or have a fixed character we expect that as revenues increase, our expenses as a percentage of revenues will significantly decrease.

Now turning to the balance sheet. On June 30, 2018, we had a cash balance of approximately $5.2 million, compared to a cash balance of approximately $5.4 million at December 31, 2017. We had no short-term debt as of June 30, 2018. Long-term debt increased from approximately $6.6 million to approximately $12.8 million during the three months ended June 30, 2018.

Stockholders’ equity for the second quarter 2018 amounted to approximately $91 million, compared to $76.8 million as of December 31, 2017. As of August 9, 2018, the company received $15 million under its $40 million line of credit commitment.

Now, I’d like to turn the call back over to Derek for some closing comments.

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Derek Peterson

Hey, Mike. And before I come to the closing comments and questions, I want to touch on a couple of things real quick, some of you have probably read some articles about the California regulatory environment. I wanted to touch on that a little bit. So when we – prior to the changeover in California regulations as many of you know for 20 years, California had a very loose framework around how it conducted cannabis activities on the medical side, and it was almost kind of quasi recreational if you will, because if you had a sore foot, you could well get a medical card.

So, when the regulation came on, come January and February, it was this weird time, where a lot of the people weren’t licensed in the turn of the year. So, a lot of the wholesalers and the brands were unable to secure their licenses, so instead of selling to the regulated market, they were continuing to sell the old market if you will. there were some retailers that were not yet licensed, then they were still selling to – under the old market without having a heavy tax burden. There were companies like ours that were – have their act together and that’s a turn of the year, had all their licensing in place.

The problem was as our shelves were bare for a period of time. So, where we had 75 or 100 products whatever they happen to be, in December of last year, when we turned January, we probably had 1/10th of that if that. So, with this weird kind of period of time, where the dance party was over, but there were in a lot of partners to dance with. and so that created some know hits the sales that hurt margins across the board, plus the regulatory hurdles and bandwidth challenges associated and the costs associated with getting license.

Things are beginning to equalize now. There’s a lot of the wholesale brands that now have their licensing together. the skews available for a retailer are much broader at this point. and now there’s an excuse to come into these stores versus the gray market, black market stores that had a better breath of products come to the churn of the year without the tax burdens associated with them.

And so the heavy regulatory burden put it – really put a strain on the companies that were trying to do things right unfortunately. but again, that’s one of the byproducts of regulation in general and you got to weather your way through it. So, the impact that we thought would happen from recreational sales come January just didn’t happen, and it didn’t happen for almost every player out there, and I think MJ Business Daily just wrote an article about the strength that a lot of these companies have incurred during the change over timeframe, partly because nobody knew who they were able to do business with, we’re at the product available, people aren’t passing testing at this point. there’s product recalls, there are some shortages in the market around certain skews and that’s just again something that’s going to begin to continue to equalize, where we’re at today.

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there’s plenty of skews that business is beginning to equalize. enforcement activities are starting to take place against non-compliant operators, not as aggressively as we’d like, but we’re putting amidst a tremendous amount of pressure back on the regulatory bodies to crack down on the gray market operators, so that they don’t continue to erode. I think there’s a lot of upside left in California, especially when the business begins to migrate away from the gray market into the regulated market.

Again, one of the problems has been is the layering of the tax burden, but consumers are starting to understand the difference between gray market product and regulated product, and the biggest difference obviously is safety. And you can’t really put a price on that. So, the industry is trying to collectively get together to put do a better job in explaining to the market at large that what you’re smoking or what you’re consuming on the gray market, could really be harmful to you in a pretty drastic way, and what’s it worth you to pay a premium, it’s basically the whole organic produce model, there’s a reason that people paid a premium for organic and it’s because of the potential health benefit.

So, we’re trying to change the culture a little bit, but things are beginning to equalize, we feel comfortable where we sit right now. but it was a rocky Q1 and Q2 in the California marketplace for almost all the players. In addition to that, we commented in a lot of infrastructure to build. I did leave one thing out, I generally don’t go off our script on these things as you can probably tell, I’d like to speak a little bit more freely, but we do have a 13,000 square foot cultivation facility up in Oakland that’s coming online in the next couple months. that’s going to be a pretty accretive opportunity for the company. if you think about our company for the $35 million, the $36 million that we did last year, most of that was retail derived at the end of the day.

So, we’ve been pretty much a pure retail play and now we’re building our manufacturing infrastructure into the retail footprint. We’re going to continue to grow the retail footprint, but most of the product that we purchased is coming from the wholesale market and with the Dyer property, with the Hegenberger property, with 130 lights coming online at the onsite grow, plus the extraction facilities we’re going to be able to accommodate close to 50% of our own product from our own footprint.

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the margin expansion that we’re going to anticipate associated with that should be significant and severe we’re pretty excited about the opportunity to ramp that up. We’re obviously also going to use that infrastructure for this continued development of our wholesale brand and to push that product out into the open marketplace. but again, the lowest hanging fruit for us is to utilize as much of that product as possible to push through our own retail channel for the margin expansion.

And it give me kind of an understanding of that, wholesale flour right now ranges anywhere from say, 1,800 to 3,000 for really good teak providers a pound. the cost of cultivation should be about 600 or 700 a pound for indoor cultivation, greenhouse 300, outdoor 100 in change. So, there’s a significant opportunity for us to get massive gross margin expansion once we light these facilities up, we’re excited about the one in Nevada coming online, the 30,000 square foot one, the extraction facility will be online in the not-too-distant future and over the next 12 to 16, 18 months, we’re going to start lighting up all this infrastructure.

the first being the onsite grow at Blüm in Hegenberger to support the retail footprint and then of course, the Dyer property and the extraction facilities coming on the tail end of that too, again add additional products for our seed-to-sale vertical integration strategy. So, we should see great gross margin improvement just organically off the permitted footprint that we have right not notwithstanding any other permits that we get organically or potential acquisitions that may take place.

So, our investment and infrastructure both on the retail and cultivation sides of the business, that’s really what’s going to enable us to maintain our position as one of the largest players in the market right now.

So with that, I’d like to turn this back over to Phil for some question and answers. And then we’ll have some parting comments.

Question-and-Answer Session

Q - Philip Carlson

All right. First question, what is the current status of construction and expected opening dates for the ongoing expansions, including San Leandro, [indiscernible] Oakland, Hegenberger, Santa Ana locations, new lease production of partnership and The Healing Tree Collective partnership locations.

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Derek Peterson

Gee, that’s a lot of stuff still. I’m going to – I’m going to – I’m going to back away from giving exact timeline, because I know what our construction timelines are with the buffer. What I don’t know is when I have a finished facility and I go back to the city to get that stamped up for final permitting depending on what their backlogs are, that can run anywhere from two weeks to two months. So, that’s the reason I hesitate. That’s one of the reasons we didn’t forecast for this year, because I can’t really effectively build a model based upon what our activities are when there’s a – let’s say an impediment between us and the finish line, being the final approval process. So, I gave you some roughs to ride the Hegenberger, the San Leandro opportunities, we see coming in a very short period of time and those again, should be relatively accretive for the company. The Dyer projects were at the very beginning stages again, we just received a retail permit for that, we should be getting the cultivation and extraction and distribution permits within the next 45 days.

Once those are in hand, we can completely start to develop the architectural and engineering drawings, take it out for bid, hire the company, get hold of permits, and start the construction process. Obviously, we’ll finish the retail first. Those would generally take us about six months to build out. So the reality is we’ll open up the retail while we’re still building out the rest of the infrastructure and then the final piece will be the Event Center once the rest of the constructions done.

So, I’m a little bit hesitant to give a timeline on that after the gauges, because we’re at such a beginning stage on that. But that one’s in our backyard and we can manage that one pretty effectively. So, we think that the retail will be open and I would say in the next say, nine months, at worst case scenario, we’ve already gutted the entire building proactively on spec that we would win these permits, so that was an investment well spent. So, we have a blank canvas to start from at this point and literally once we receive all the go aheads we can start construction immediately at this point.

So, I’ll make sure, we do a really good job on upcoming calls and through the press releases of getting investors updates on these projects as time goes on. I think we can probably do a little bit of a better job on that. So, I’ll commit to doing that on a more frequent basis, so people can understand what projects are at what point at any given time.

Philip Carlson

Okay. Next question, what’s going on with the [indiscernible] lawsuit, is there a set date or any idea of when we will know the outcome?

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Derek Peterson

Yes. I’m just going to refer people back to the court filings in the court calendar on that. I really don’t want to speculate outside of that again. The company feels very firm in its stance on what took place. We feel very confident in our position with our legal matters, and I owe it to our shareholders to make sure that we recoup and refoot what the damage that has been done. So, that’s my objective on that is to make sure that I protect the 100 something thousand shareholders that have put our – they have trust in us, and we’re going to work aggressively to do that.

Philip Carlson

Okay. When can we really expect Congress to actually vote on pending hemp, Marijuana CBD bills that are before them?

Mike James

How about all the bills, right? And so on the House side, we still have Pete Sessions it’s blocking a lot of this stuff that’s going through. We’re going to see some introduction on the Senate side. I feel very confident that something is going to happen at the federal level. The Pandora’s Boxes, the lid has been broken off at this point from my purview. We’re getting too much bipartisan support. The polling has just catapulted and steam rolled over everybody and its political suites not to support at this point. However, 2020 is around the corner, and we’ve got a lot at stake for the Republicans and for the Democrats, right, they’re all trying to protect their footing on the House and the Senate at this point.

So, I don’t think anything major is going to happen between now and then. I think there will be a ton of dialogue. I think there will be a ton of acceptance. I think we’ll see a narrative beginning to develop even further than it already has, but I don’t think we’re going to see any concrete laws or anything like that. Maybe on the CBD side, maybe on the hemp side and that type of thing we might see some concessions early on, because it’s not as say, a pivotal of a stance to take if you will. But I don’t think we’re going to see any legalization happened until at least the 2020 elections are behind us.

Sorry, I hope I’m wrong, but that’s kind of what we’re building for engaging. For which again is fine, if you see the consolidation that’s taking place up in Canada and some of the big companies that are coming in, that’s what I had said years ago, but I thought would happen, I always said I thought the alcohol industry would be the best bedfellow and now we see that coming to fruition, it’s just happening in the geography just north of us unfortunately. But the fortunate part is, it still gives us time to build out our brands in our infrastructure. I’m not ready for them to come in and start making acquisitions and investments at this point. I don’t feel well footed and well heeled enough at this point, 12 months, 24 months absolutely; I think will be where we need us to be at that point. So again, it’s a bit of a double edged shot as much as I want that to happen, I’m happy with the timeframe that’s still out that it gives us a bit of an incubated biometric continue to build our footprint out.

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Philip Carlson

Okay. Next question, can you give us an idea the gross profit percentage expansion you expect once the cultivation centers are fully operational?

Derek Peterson

That would be a back-of-the-napkin; you do not want to see my back-of-the-napkin calculation. So, I will work on that, we’ll work on that. So, we can kind of put some of that out a little bit as we get in some other press releases and some other calls, Mike is on the call now. That’s one of the internal things that we’ve been kind of framing out is, okay. What do we want to apportion for the wholesale market, what do we want to apportion for our own retail, and what kind of accretive effect is that have on the gross margin.

Some of the analysis that we have done is, it’s obviously significant, because the cost of production is way below what the wholesale markets are? Especially in the marketplace right now with the shortages and the fact that there is not a lot of clean tested flower available and like there was six or seven to eight, nine months ago. So, it’s going to be extremely accretive for us. We’ll try to nail that down, so we’re going to have some discussions on that in some future calls.

Philip Carlson

Okay. Next question, can you elaborate on the marketing expertise of the management team, and what the near-term marketing strategy looks like?

Derek Peterson

I’m glad to answer that. That’s actually where we put a tremendous amount of investment over the last 60 days is building out our marketing team. That’s one place I feel like we would lag a little bit as we were spending so much energy in building out our footprint infrastructure, if you look at our letsblum Instagram page, we’re going to see an entirely different look and feel. One of our focuses is this. Cannabis consumers that have been here historically aren’t going anywhere, and we want to make sure we spend a lot of our time, effort and energy servicing that cannabis consumer.

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However, I’m sure a lot of your shareholders on the call that have a lot of friends that have asked of our products have maybe said, I tried this, I tried that, that are curious about edibles or waving and that type of thing. We’re really steering our marketing to cater towards that consumer that’s just on the edge to come into our industry as a replacement for alcohol or something else, but they need some education, they need that red carpet rolled out for them. They need that introduction; they need it demystified, right. They need to understand what happens inside these facilities.

So, we’re going to be doing everything from YouTube of read videos to online video campaign, so people can understand what’s going on heavily focused on social media, people build huge businesses, because if you look Fashion Nova and those types of companies, they’ve built tremendous businesses on social media alone. We’re going to be kind of basically utilizing that model for our own advancement. We ultimately know some times in the not-to-too distant future, a lot of these sales are going to be happening under the Amazon type model online and we want to make sure we have the infrastructure to be able to service that and we want to make sure that we have a strong brand reputation in that digital environment.

So, we’ve hired digitally analytics firms, digital media firms. We’re rebranding our Blüm effort under the social media standpoint. We’re doing a lot of collaborations out there; we’re sponsoring a Snoop Dogg concert down here. We’re really – we’re doing some stuff with food beast. We’re really tapping into the food and beverage culture and that type of thing. So, we’re really trying to attract another consumer base that we think on the fringe of buying, but we think it will actually be one of the highest growth areas in the marketplace according to our due diligence.

So, we’re excited to showcase that if you look at letsblum on Instagram, you’ll start to see some of the changes in terms of how we stylized these into kind of lifestyle branding model and we’re really going to put a lot of emphasis in carrying that forward over the next 12 to 24 months.

Philip Carlson

Okay. The next question with the advent of a growing global medical recreational Marijuana market in hand, does Terra Tech have any interest or involvement in international sales?

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Derek Peterson

International sales, as I said frequently, we’re very focused on California, Nevada and New Jersey. We want to build out the biggest footprint we can in those marketplaces. California is the sixth largest economy in the world, in a perfect world, if we were Canada and have federal legalization. We had $3 billion, $4 billion, $5 billion market caps off the business that’s our size, which is happening up there and capitalizing with hundreds of millions of dollars. We would have a bandwidth and every structure to be able to do that. But we have to work with what we have and what we have is a bit of a different environment. And so we’re going to make sure we monetize that different environment is strategically as we can and it’s a no brainer for us to saturate the California marketplace, that’s where the growth is at. California is a gargantuan market and we’ve got the infrastructure in the reputation here. We’re really going to try to snowball effect that through the Los Angeles marketplace, dipping down into San Diego, building out a different infrastructure and really putting our brand on the map in this market, and then obviously carrying that back to Nevada and then hopefully exposing it to the New Jersey marketplace.

Philip Carlson

How is Terra Tech Corp preparing to be uplifted to a national exchange?

Derek Peterson

I mean we’ve done a tremendous amount of it already, right. I mean it’s frustrated as we all are, with the performance of the equities since it reversed. That was one of the things that we did to position ourselves to meet the standards. The corporate governance side, Sarbanes-Oxley stock for a core compliance, all that type of stuff. We really try to put the nuts and bolts together. I’d use the analogy before when that party opens up, I want to make sure I’m at the front door dressed in my best tuxedo. And I think we’re close to there.

there’s not much more we need to do to prepare ourselves, but I don’t think the exchanges are going to be ready through our dialogue until we see some movement from a federal level. That’s just kind of the feedback that I’ve been getting for those that are touching the plant. those that are on the periphery are still having a challenging time, they will of course, list people in Canada that have no U.S. operations that are conducting something that’s still federally illegal, that’s the – that’s the prevented factor from us uplifting right now. But internally, we’re doing everything we can across the board to be prepped for that, so when the time comes, we can jump on that opportunity as quickly as possible.

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Philip Carlson

Okay. Next question, what are the reasons for selling the Western Ave property in Nevada?

Derek Peterson

Now, I don’t want to answer during the call. So, I think we’re okay there. Again, we had about $1.5 million of CapEx and investment into that facility, makes sense for us to pull out a few million bucks and utilize that for the development of some other projects without having to go back to the capital markets and I wouldn’t have done that if we didn’t have this next round of permits coming up.

So, the opportunity for us to secure replacement permits and even more permits than that on the retail front. We feel pretty good about – we feel pretty good about it, because one of the things that the jurisdiction get back there is that that competitive environment is not open to everybody in the world back, that competitive environment is only open to those that hold medical marijuana operational certificates with either cultivation extraction or retail. So, it’s a very small pool of applicants are going to even be able to compete for these opportunities.

So, we feel pretty good about our positioning there about replacing that and the ability to be able to monetize that will mean we don’t have to go back to the capital markets for that particular investment and we can utilize that for the growth of some other area of the company.

Philip Carlson

Okay. Next question, what are management’s next steps to New Jersey as a state heads towards legalization?

Derek Peterson

Putting the team together, putting the narrative together, putting the application together securing the real estate, all that’s in progress, we’ve ramped up even ahead of the open window and we think we’re going to have a very competitive application and a very good demographic back in Jersey that we think will be a very competitive environment and the beauty of that is we again, think New Jersey is going to fast track adult use.

So, this is expanded medical once we obtain that license we believe that once they pass the medical ordinance that will be grandfathered into the medical or the adult use ordinance, we’ll able to grandfather in the adult use sales, which give us a bit of a first mover advantage in that marketplace back there. So, much of our time, effort and energy is, to develop that application submitted and hopefully, our 100% success record carries forward to that environment.

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Philip Carlson

Okay. And last question, Derek, can you comment on the consolidation in the industry, especially what we are seeing in Canada and the valuation to those companies are getting.

Derek Peterson

You’re going to finish on that. No dude. When I let the Wallstreet to start Terra Tech, we started as an equipment company and then we’ve pivoted over to cannabis once that started getting some traction. My strategy was always this, raise capital, build some infrastructure, raise some more capital, take the company public, raise some more capital, build some infrastructure, get some federal legalization, jump up onto the NASDAQ, get a major market cap expansion, because it’s a limited supply opportunity and there is going to be a bunch of capital chasing those opportunities, use that expanded market cap to raise some significant capital, start jumping all over the globe in creating opportunities abound. And I was right. I was wrong on the geography. That’s happening and it’s happening in Canada as everybody is aware of.

The companies are sized; we’re getting unbelievable valuations are raising a tremendous amount of capital. So what we’ve done as the board and what we’ve done as an executive team is we’ve really taken a hard look over the last 30 days on how we can creatively participate. And so I’m talking to everybody, we’ve built out an unbelievable footprint with our company with very limited resources. We’ve built out I think great branded areas. We had a good first mover advantage. We’ve got people calling the company, we’ve got people interested in having conversations with us.

So, we’re out there in the field right now looking for strategic opportunities that can position our shareholders for the best creative and accretive benefit possible. So, am I continue to focus on building the business, building the retail footprint, expanding our manufacturing arm, developing our brands, getting branded herein and that type of thing absolutely. Am I also, and as our executive team also looking at great opportunities, where we could create a one plus one equals three-type scenario, you’ve got to bet your life on it. I’m out there talking to everybody, coming up with creative opportunities for us to leverage our position in the marketplace for a) strategic investment, for b) for utilizing our core competency on permitting to create more capital for the company that we don’t have to pull out capital markets and third, to utilize our footprint in our first mover advantage in our reputation for looking for everything from consolidation, the strategic opportunities to joint ventures to everything you can imagine.

So, our team we have a very sophisticated board with the appointment of Alan Gladstone, who build out of $500 million company with 5,000 employees, Steve Ross, who’s got a tremendous amount of experience in mergers and acquisitions and running Pubco. We’ve got a good team and we’ve got a great advisory team behind the company as well and you guys are seeing big names in big companies and big opportunities coming into this phase, the alcohol industry et cetera and so forth. So believe me, we are out there in the middle of all those narratives and we are going to figure something out that creates extreme value for the shareholders. that’s my focus, because I’m one of those common shareholders. So, I will defend – that’s last question, Phil. I will end on that. Do you have any other questions or was that the last one?

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Philip Carlson

That’s it. I’ll turn it back to you for closing.

Derek Peterson

Okay. So, my commitment to everybody is to give better transparency on an ongoing basis to what’s going on with all these facilities that we’re building out. to give better transparency into what’s going on in the permitting process as we work through these permits in multiple jurisdictions. and then again, I’m going to give, you should see some activity in the strategic investment area, because we’re having a lot of conversations around that, that’s a business focus of ours and we hope to bring some accretive opportunities to our shareholders in the not-too-distant future.

So we – we’re going to get better about communicating with people across-the-board on an ongoing basis. And I want to use this to just say thank you, we’ve got a lot of long-term shareholders and we’re close to 120,000 right now, I see a lot of the same names I’ve seen four or five years ago.

I get the frustration of what’s going on with the volatility in the market cap, don’t think that doesn’t affect me, don’t think that doesn’t keep me up at night, and don’t think – don’t think that doesn’t cause me to come up with creative solutions on how to make everybody get a good return out of our company.

I’m not going anywhere. And so we get a creative and substantial return for our shareholder base and that’s the commitment I’ve made since day one and I will succeed at that, our management team will succeed at that. I will tell you that that’s something that’s an extreme focus of ours; I’m not going to let anybody down on that. We’ve got a great opportunity, a great infrastructure and great footprint, great access to capital. Fundamentally, we’re in the best position that we’ve ever been in the markets not rewarding us for that. And so I’m going to figure out how to fix that and I’m going to end on that note.

Thank you on behalf of the Board of Directors, our executive team. I want to thank our auditing team for the effort and energy they’ve put in to driving these reviews in annual audit home for us, it’s a very complex business with all the cash and moving pieces. Phil and Stuart, thank you for you guys for hosting this and most importantly, for the several hundred people, who are on the call today. Thank you for the trust, time, effort and energy you spend with us.

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